Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 06/30/2014	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

06/30/2014 through 07/06/2014	Under $15,000	0.95%	0.95%
	$15,000 through $50,000	1.10%	1.11%
	Over $50,000	1.25%	1.26%